CNL STRATEGIC CAPITAL, LLC S-1/A

Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

CNL Strategic Capital, LLC

(Exact Name of Registrant as Specified in Governing Instruments)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Shares, Class T Shares, Class D Shares and Class I Shares of Limited Liability Company Interests	457(o)	N/A	N/A	$40,000,000	$0.00014760	$5,904
Fees Previously Paid	Equity	Class A Shares, Class T Shares, Class D Shares and Class I Shares of Limited Liability Company Interests	457(o)	N/A	N/A	$660,000,000	$0.00014760	$97,416
Carry Forward Securities
Carry Forward Securities	Equity	Class A Shares, Class T Shares, Class D Shares and Class I Shares of Limited Liability Company Interests	415(a)(6)	N/A		$400,000,000	—	—	S-1	333-253295	November 1, 2021	$43,640
	Total Offering Amounts					$1,100,000,000		$103,320
	Total Fees Previously Paid							$97,416
	Total Fee Offsets							N/A
	Net Fee Due							$5,904